                                                                    Exhibit 10.8


                            FIRST AMENDMENT TO LEASE
                            ------------------------
                              (500 Sansome Street)



     THIS FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into as of the 31st day of May, 2000, by and between WXI/SAN REALTY, L.L.C., a Delaware limited liability company ("Landlord"), and PLUMTREE SOFTWARE, INC., a California corporation ("Tenant").


                                   RECITALS:
                                   --------

     A. BPG Sansome, L.L.C., a Delaware limited liability company, as predecessor-in-interest to Landlord and Tenant entered into that certain Office Lease dated as of April 7, 1999 (the "Lease"), whereby Tenant leased certain office space in the building located at 500 Sansome Street, San Francisco, California.

     B. By this Amendment, Landlord and Tenant desire to expand the Premises, extend the Term and to otherwise modify the Lease as provided herein.

     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the, parties hereto agree as follows:


                                  AGREEMENT:
                                  ---------


     1.   The Existing Premises. Landlord currently leases to Tenant that
          ---------------------
certain office space containing 16,551 rentable square feet located on the first
(1st) floor and mezzanine level of the Building and known as Suites M-4 and 100 (the "Existing Premises").

     2.   Expansion of the Premises. That certain space located on the first
          -------------------------
(1st), mezzanine and third (3rd) floors of the Building consisting of 15,840 rentable square feet, known as Suites 101 (2,651 rentable square feet), 102 (1,014 rentable square feet), M-100 (3,585 rentable square feet) and 310 (8,590 rentable square feet), as outlined on the floor plan attached hereto as Exhibits. "A-1" through "A-3" and made a part hereof, is referred to herein as the "Expansion Space." Tenant shall lease portions of the Expansion Space in phases, effective as of the date ("Expansion Commencement Date") that is the date Landlord tenders possession of the applicable portion of the Expansion Space to Tenant. Accordingly, effective upon the Expansion Commencement Date for a particular portion of the Expansion Space, the Existing Premises shall be increased to include such portion of the Expansion Space. The addition of the entire Expansion Space to the Existing Premises shall, effective as of the last Expansion Commencement Date, increase the number of rentable square feet leased by Tenant in the Building to a total of 32,391 rentable square feet. The Expansion Commencement Date is anticipated to be July 1, 2000 as to Suite 101, August 1, 2000 as to Suites M-100 and 102, and November 1, 2000 as to Suite 310; however, Landlord will not be in default under the Lease if the applicable Expansion Commencement Date does not occur by such dates. In the event that Landlord has not delivered the applicable portion of the Expansion Space to Tenant on or before the "Outside Date," which shall be one hundred eighty (180) days after the anticipated date of delivery of such portion of the Expansion Space, then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the "Outside Date Termination Notice") electing to terminate this Amendment as to that portion of the Expansion Space only (and monthly Base Rent and Lessee's Percentage Share shall be adjusted accordingly and the Stated Amount of the Letter of Credit shall be decreased by an amount equal to $61.75 multiplied by the number of rentable square feet terminated by Tenant), effective upon receipt of the Outside Date Termination Notice by Landlord (the "Effective Date"). Except as provided hereinbelow, the Outside Date Termination Notice may be delivered by Tenant to Landlord, if at all, during the period from the Outside Date through the date of delivery of the applicable portion of the

Expansion Space to Tenant. Effective as of the Expansion Commencement Date for the applicable portion of the Expansion Space, all references to the "Premises" shall mean and refer to the Existing Premises as expanded by such portion of the Expansion Space. Exhibit "A-4" attached hereto and made a part hereof depicts the Existing Premises and the entire Expansion Space.

     3. Extended Lease Term. The Lease Expiration Date shall be extended such
        -------------------
that the Lease shall terminate on October 31, 2006 ("New Termination Date"). The period from the applicable Expansion Commencement Date through the New Termination Date is referred to herein as the "Extended Term."

     4. Monthly Base Rent. Notwithstanding the rates set forth in the Lease,
        -----------------
effective as of September 1, 2000, Tenant shall pay Monthly Base Rent for the Existing Premises as set forth below. In addition, during the Extended Term, Tenant shall pay Monthly Base Rent for the Expansion Space as follows:

            Period of
            ---------                                                      Annual Base Rent Per
         Extended Term                     Monthly Base Rent               Rentable Square Foot
         -------------                     -----------------               --------------------
     Applicable Expansion             Existing Premises $73,100.25                       $53.00
     Commencement Date (or                    Suite 101 $11,708.58
     9/1/00 as to the Existing                Suite 102 $4,478.50
      Premises)--8/31/01 *                  Suite M-100 $15,833.75
                                              Suite 310 $37,939.17

      9/1/01--8/31/02                         $151,158.00                                $56.00
      9/1/02--8/31/03                         $161,955.00                                $60.00
      9/1/03--8/31/04                         $167,353.50                                $62.00
      9/1/04--8/31/05                         $172,752.00                                $64.00
      9/1/05--10/31/06                        $178,150.50                                $66.00

*Subject to abatement as set forth in Section 4.4  of the Tenant Work Letter.


     5. Lessee's Percentage Share. Effective as of each applicable Expansion
        -------------------------
Commencement Date, Lessee's Percentage Share of any increase in Basic Costs for the Premises shall be equal to a fraction, the numerator of which is the rentable square footage of the Premises (as expanded by the applicable portion of the Expansion Space), and the denominator of which is 147,470. Effective as of the last Expansion Commencement Date, Lessee's Percentage Share of. any increase in Basic Costs for the Premises shall be twenty-one point nine six percent (21.96%).

     6. Tenant Improvements. Tenant Improvements in the Expansion Space shall be
        -------------------
installed and constructed in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit "B" and made a part hereof.

     7. Letter of Credit. Concurrently with Tenant's execution of this
        ----------------
Amendment, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit ("Letter of Credit") in favor of Landlord in a form, and issued by a federally insured bank, reasonably satisfactory to Landlord with a branch located in San Francisco, in the principal amount ("Stated Amount") specified below, as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of the Lease. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. Within thirty (30) days after receipt of the Letter of Credit, Landlord will return any unused portion of the Security Deposit posted by Tenant in connection with the initial Lease. The Stated Amount shall initially be Two Million Dollars ($2,000,000.00); provided, however, that upon the dates specified below ("Adjustment Dates"), the Stated Amount may be reduced to the following amounts:

                      Month                 Stated Amount
                      -----                 -------------
                August 1, 2002              80% of the initial Stated Amount
                August 1, 2003              60% of the initial Stated Amount
                August 1, 2004              40% of the initial Stated Amount
                August 1, 2005              20% of the initial Stated Amount

     However, if (i) a default by Tenant occurs under the Lease and Tenant has failed to cure such default within the time period permitted by Section 17.1 of the Lease or such lesser time as may remain before the relevant Adjustment Date as provided above, or (ii) a circumstance exists as of the relevant Adjustment Date that would, with notice or lapse of time or both, constitute a default by Tenant, then the Stated Amount shall not be reduced unless and until such default shall have been fully cured pursuant to the terms of the Lease or such circumstance ceases to exist, as applicable, at which time the Stated Amount may be reduced as hereinabove described. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord's behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary (Tenant shall pay to Landlord, within thirty (30) days following written request therefor, any transfer fee payable in connection with such transfer). The Letter of Credit will expire on November 30, 2006. If the term of the Letter of Credit will expire prior to November 30, 2006, and it is not extended, or a new Letter of Credit for an extended period of time is not substituted, within thirty (30) days prior to the expiration of the Letter of Credit, then Landlord shall be entitled to make demand for the Stated Amount of said Letter of Credit and, thereafter, to hold such funds in accordance with this Paragraph 7. The Letter of Credit and any such proceeds thereof shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of the Lease. If Tenant commits a default with respect to any provision of the Lease, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and Landlord may then use, apply or retain all or any part of the proceeds for the payment of any sum which is in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount required in this Paragraph 7 above. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds. Any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Extended Term, after any deductions described in this Paragraph 7 above, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days following the expiration of the Extended Term.

     Notwithstanding anything to the contrary set forth above, in the event Tenant provides Landlord with reasonably satisfactory proof that the following conditions have been satisfied, Tenant shall have the right to decrease the Letter of Credit to an amount equal to $178,156.00 (or, at Tenant's option, to substitute the equivalent amount of cash in lieu of the Letter of Credit) effective as of the date the following conditions are satisfied: (i) Tenant provides such reasonably satisfactory proof to Landlord that Tenant's shares are traded on a public stock exchange of the United States; (ii) Tenant provides Landlord with quarterly financial statements for the most recent three (3) consecutive quarters prepared in accordance with generally accepted accounting principles, each showing that Tenant has sustained a positive net profit over such period; (iii) Tenant provides such reasonably satisfactory proof to Landlord that Tenant's net worth, calculated in accordance with generally accepted accounting principles, is in excess of Fifty Million Dollars ($50,000,000.00); and (iv) no default by Tenant under the Lease exists and no circumstance exists that would, with notice or lapse of time, or both, constitute a default by Tenant.

     8. Addresses for Notice. Section 3 of the Summary of Basic Lease
        --------------------
Information is hereby amended to provide that notices to Landlord shall be delivered to Landlord c/o WCB Properties, 450 Newport Center Drive, Suite 304, Newport Beach, California 92660, Attention: Mr. Ronald A. Lack. In addition,
Section 5 of the Summary of Basic Lease Information is hereby amended to provide that notices to Tenant shall be delivered to the address set forth in Section 5 of the Lease, with a copy to Mr. Steve Anderson, The CAC Group, Inc., 255 California Street, San Francisco, California 94111.

     9. Option to Extend. Landlord hereby grants to the original Tenant named in
        ----------------
this Amendment (the "Original Tenant"), one (1) option to extend the Extended Term for a period of five (5) years (an "Option Term"), which option shall be exercisable only by written notice ("Option Notice") delivered by Tenant to Landlord as provided in Section 9(b) below, provided that, as of the date of delivery of such notice and, at Landlord's option, as of the last day of the Extended Term, Tenant is not in default under the Lease after expiration of applicable cure periods. The right contained in this Section 9 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant occupies the entire Existing Premises and Expansion Space as of the date of the Option Notice.

        (a) Option Rent. The Rent payable by Tenant during the Option Term (the
            -----------
"Option Rent") shall be equal to the fair market rent for the Premises as of the commencement date of the Option Term, but in no event less than the amount Tenant is paying immediately prior to the Option Term. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in other first-class, high-rise office buildings in the vicinity of the Building in San Francisco, California.

        (b) Exercise of Option. The option contained in this Section 9 shall be
            ------------------
exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice ("Interest Notice") to Landlord on or before the date which is twelve (12) months prior to the expiration of the Extended Term, stating that Tenant is interested in exercising its option; (ii) Landlord, within thirty (30) days after receipt of the Interest Notice, shall deliver notice (the "Option Rent Notice") to Tenant setting forth Landlord's reasonable, good-faith determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant's receipt of the Option Rent Notice, exercise the option by delivering written notice (the "Option Notice") to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 9(c) below. In the event Landlord fails to deliver the Option Rent Notice within the thirty (30) day period set forth above, Tenant may provide a notice to Landlord setting forth such failure, and in the event Landlord fails to deliver the Option Rent Notice to Tenant within twenty (20) days after receipt of such notice from Tenant, Tenant may invoke the arbitration provision set forth in Section 9(c) below, by providing written notice of such election to Landlord. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant's failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Extended Term shall be extended for the Option Term upon all of the terms and conditions set forth in the Lease, except that the Base Rent shall be as indicated in the Option Rent Notice or determined in accordance with Section 9(c) below, and all references in the Lease to the Term shall include the Option Term.

        (c) Determination of Option Rent. In the event Tenant exercises its
            ----------------------------
option to extend but objects to Landlord's determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant's delivery of the Option Notice (the "Outside Agreement Date"), or if Landlord fails to deliver the Option Rent Notice within the time periods set forth above and Tenant so elects, then Tenant shall make a determination of the Option Rent, within five (5) business days after the Outside Agreement Date (or the receipt of notice from Tenant of its election to submit to arbitration), and

Landlord shall use the rental rate set forth in the Option Rent Notice. Tenant shall provide Landlord with a copy of its determination and each party's determination shall be submitted to arbitration in accordance with Sections 9(c)(l) through 9(c)(7) below.

        (1) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class commercial properties in the vicinity of the Building in San Francisco, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, as determined by the arbitrators, taking into account the requirements of Section 9(a) above. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

        (2) The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

        (3) The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent and shall notify Landlord and Tenant thereof.

        (4) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

        (5) If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

        (6) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 9(c).

        (7) The cost of arbitration shall be paid by the losing party.

     10. Right of First Offer. Landlord hereby grants to Tenant a one-time right
         --------------------
of first offer with respect to that space on the second (2nd) floor of the Building and known as Suite 200, as outlined on Exhibit "A-5" attached hereto and made a part hereof ("First Offer Space"). Tenant's first offer right shall only apply in the event the tenant under the existing lease for the First Offer Space (the "Superior Lease") does not renew or extend the Superior Lease pursuant to, or substantially in accordance with, the option to extend granted pursuant to such existing lease (provided that a change in the term of such existing tenant's extension option shall be "substantially in accordance" with the terms of such option to extend for purposes of this Amendment as long as the term is at least three (3) years), and Tenant's first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to any other tenant of the Building prior to the date hereof (the rights described above to be known collectively as "Superior Rights"). If the tenant under the Superior Lease does so renew or extend the Superior Lease, the provisions of this Section 10 shall be null and void. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 10.

        (a) Procedure for Offer. Landlord shall notify Tenant (the "First Offer
            -------------------
Notice") when Landlord determines that Landlord shall commence the marketing of all or any portion of the First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed economic terms and conditions applicable to Tenant's lease of such space, provided that the term for such lease shall be coterminous with the Extended Term (collectively, the "Economic Terms"). The Economic Terms shall include Landlord's proposed rental rate for the First Offer Space, which shall be Landlord's good faith determination of the fair market rental rate for such First Offer Space, taking into consideration rates being paid by tenants of similar credit-worthiness, in nonsublease, non-encumbered transactions for a comparable term, with space of similar size and quality as the First Offer Space, which comparable space is located in the Building or in other first-class buildings in the vicinity of the Building in San Francisco, California.

         (b) Procedure for Acceptance. If Tenant wishes to exercise Tenant's
             ------------------------
right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice. If concurrently with Tenant's exercise of the first offer right, Tenant notifies Landlord that it does not accept the Economic Terms set forth in the First Offer Notice, Landlord and Tenant shall, for a period of fifteen (15) days after Tenant's exercise, negotiate in good faith to reach agreement as to such Economic Terms. If Tenant does not so notify Landlord that it does not accept the Economic Terms set forth in the First Offer Notice concurrently with Tenant's exercise of the first offer right, the Economic Terms shall be as set forth in the First Offer Notice. In addition, if Tenant does not exercise its right of first offer within the five (5) business day period, or, if Tenant exercises its first offer right but timely objects to Landlord's determination of the Economic Terms and if Landlord and Tenant are unable to reach agreement on such Economic Terms within said fifteen (15) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. In the event Tenant exercises its right of first offer pursuant to the terms of this Section 10, the parties shall execute an amendment adding the First Offer Space to the Premises and all terms and conditions of the Lease shall apply to the First Offer Space, except to the extent inconsistent with the Economic Terms. In addition, in the event the First Offer Space is added to the Premises, Tenant shall increase the Stated Amount of the Letter of Credit required to be maintained by Tenant pursuant to Section 7 above (or post an additional Letter of Credit, subject to all terms and conditions of Section 7 above) by (or in) an amount equal to $61.75 multiplied by the number of rentable square feet in the First Offer Space.

     11. Insurance. The combined single limit of the insurance required to be
         ---------
carried pursuant to Section 9.2(b) of the Lease shall, effective as of August 1, 2000, be increased to Two Million Dollars ($2,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate.

     12. Notice of Lease Term Dates. Landlord shall deliver to Tenant a
         --------------------------
commencement letter(s) confirming the Expansion Commencement Dates. Tenant agrees to execute and return to Landlord said commencement letter(s) within five
(5) days after Tenant's receipt thereof.

     13. Transfer Premium. In the first sentence of Section 13.4 of the Lease,
         ----------------
the reference to fifty percent (50%) is hereby replaced with seventy percent (70%).

     14. Relocation Right. Notwithstanding anything to the contrary set forth in
         ----------------
the Lease, the relocation right set forth in Section 20.21 of the Lease shall not apply to any full floor(s) leased by Tenant in the Building.

     15. Brokers. Each party represents and warrants to the other that no
         -------
broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment, other than Cushman & Wakefield and the CAC Group (collectively, the "Brokers"). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment. The Brokers shall be compensated by Landlord pursuant to a separate agreement.

     16. Signing Authority. Each individual executing this Amendment on behalf
         -----------------
of Landlord and Tenant represents that such individual is authorized to do so.

     17. Defaults. Tenant hereby represents and warrants to Landlord that, as of
         --------
the date of this Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

     18. No Further Modification. Except as set forth in this Amendment, all of
         -----------------------
the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Amendment.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

                                     "Landlord":

                                     WXI/SAN REALTY, L.L.C.,
                                     a Delaware limited liability company

                                     By: MRC Properties VI, L.L.C.,
                                         a Delaware limited liability company

                                         By:    [Signature Illegible]
                                               -------------------------------
                                               Its: VICE PRESIDENT
                                                   ---------------------------

                                     "Tenant":

                                     PLUMTREE SOFTWARE, INC.,
                                     a California corporation

                                     *By: /s/ John Kunze
                                          ------------------------------------
                                      Print Name: John Kunze
                                                 -----------------------------
                                           Title: CEO
                                                 -----------------------------

                                     *By: /s/ Peter F. Seidenberg
                                          ------------------------------------
                                      Print Name: Peter F. Seidenberg
                                                 -----------------------------
                                           Title: Dir. of Finance
                                                 -----------------------------





-----------------------------
* NOTE:
One of the following alternative requirements must be satisfied:
(A) This Amendment must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer.
(B) If there is only one (1) signatory, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Amendment.

                                  EXHIBIT A-1
                                  -----------

                      EXPANSION SPACE--Suites 101 and 102

                        [GRAPHICAL INFORMATION OMITTED]




                                  EXHIBIT A-1
                                      -1-

                                  EXHIBIT A-2
                                  -----------

                         EXPANSION SPACE--Suite M-100

                        [GRAPHICAL INFORMATION OMITTED]









                                  EXHIBIT A-2
                                      -1-

                                  EXHIBIT A-3
                                  -----------

                          EXPANSION SPACE--Suite 310

                        [GRAPHICAL INFORMATION OMITTED]







                                  EXHIBIT A-3
                                      -1-

                                  EXHIBIT A-4
                                  -----------

                 ENTIRE EXPANSION SPACE AND EXISTING PREMISES


                        [GRAPHICAL INFORMATION OMITTED]








                                  EXHIBIT A-4
                                      -1-

                        [GRAPHICAL INFORMATION OMITTED]













                                  EXHIBIT A-4
                                      -2-

                        [GRAPHICAL INFORMATION OMITTED]















                                  EXHIBIT A-4
                                      -3-

                                  EXHIBIT A-5
                                  -----------

                               FIRST OFFER SPACE

                        [GRAPHICAL INFORMATION OMITTED]









                                  EXHIBIT A-5
                                      -1-

                                    EXHIBIT B
                                    ---------

                               TENANT WORK LETTER
                               ------------------

     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Space, in sequence, as such issues will arise during the actual construction of the Expansion Space. All references in this Tenant Work Letter to Articles or Sections of "the Lease" shall mean the relevant portions of the Lease, as amended by the Amendment to which this Tenant Work Letter is attached, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of this Tenant Work Letter.

                                    SECTION 1

             LANDLORD'S INITIAL CONSTRUCTION IN THE EXPANSION SPACE
             ------------------------------------------------------

     Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Expansion Space and (ii) of the floors of the Building on which the Expansion Space is located (collectively, the "Base, Shell, and Core"). In addition, leasehold improvements to the Expansion Space may have been constructed for a previous tenant. Tenant acknowledges that the Base, Shell and Core and any such leasehold improvements shall be provided in their existing "as is" condition. Any renovations to the existing leasehold improvements shall be designed and constructed pursuant to this Tenant Work Letter, and the cost of designing and constructing such renovations shall be Construction Costs.

                                    SECTION 2

                                  IMPROVEMENTS
                                  ------------

     2.1 Improvement Allowance. Tenant shall be entitled to a one-time tenant
         ---------------------
improvement allowance (the "Improvement Allowance") in the amount of $151,700 (based upon $15.00 per rentable square foot of Suite M-100, 101 and 102, and $5.00 per rentable square foot of Suite 310) for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Expansion Space (the "Improvements"). Tenant may use the Improvement Allowance in any space leased by Tenant in the Building, and the allocation of specific amounts to specific Suites is for measurement purposes only. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. The Improvement Allowance may be used by Tenant at any time prior to the date which is six (6) months after the last Expansion Commencement Date pursuant to this Amendment. All Improvements for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance.

     Notwithstanding anything to the contrary in the Lease or this Work Letter, the Improvements for Suites 101, 102 and M-100 shall provide for an open mezzanine to the first floor that is substantially similar to and consistent with the mezzanine in the Existing Premises, and the Construction Costs shall include the cost of any changes to the Base, Shell and Core that are necessary in order to accommodate such mezzanine ("Necessary Mezzanine Changes"); however, the foregoing shall not require Tenant to construct any particular number of offices on the mezzanine.

     2.2 Disbursement of the Improvement Allowance. Except as otherwise set
         -----------------------------------------
forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process), only for the following items and costs (collectively, the "Construction Costs"):

         2.2.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1. of this Tenant Work Letter;


                                   EXHIBIT B

         2.2.2 The payment of plan check, permit and license fees relating to construction of the Improvements;

         2.2.3 The cost of construction of the Improvements;

         2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) and are due to Tenant's particular use (i.e., to the extent Tenant's use of the Premises is different from usual and customary office use) or are otherwise required by law as a result of the construction of the Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

         2.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, "Code");

         2.2.6 Sales and use taxes;

         2.2.7 "Landlord's Supervision Fee," as that term is defined in Section
4.3.2 of this Tenant Work Letter; and

         2.2.8 All other reasonable costs to be expended by Landlord or Tenant in connection with the construction of the Improvements.

     2.3 Standard Improvement Package. The Improvements to be constructed in
         ----------------------------
accordance with this Tenant Work Letter will be constructed using materials and finishes which are comparable to the materials and finishes customarily used in first-class office buildings in the San Francisco area. Tenant shall utilize materials and finishes which are not of lesser quality than the materials and finished found in comparable buildings in the vicinity of the Building.

                                    SECTION 3

                              CONSTRUCTION DRAWINGS
                              ---------------------

     3.1 Selection of Architect/Construction Drawings. Landlord shall retain
         --------------------------------------------
Huntsman Architecture Group (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Landlord shall also retain Landlord's designated engineering consultants (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space. Landlord shall ensure that the Engineers charge rates which are comparable to the rates charged by similarly qualified engineers performing similar work in comparable buildings in the vicinity of the Building. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." Notwithstanding that Landlord has retained the Architect and Engineers to prepare the Construction Drawings, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

     3.2 Final Space Plan. Tenant and the Architect shall prepare the final
         ----------------
space plan for Improvements in the Expansion Space (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and Tenant shall "sign-off' on such Final Space Plan to evidence its approval of the Final Space Plan. The Final Space Plan will be prepared and signed by Tenant on or before November 1, 2000, and any delay in completing the Final Space Plan beyond such date shall be a Tenant Delay pursuant to Section 5 below. After Tenant approves the Final Space Plan, Tenant shall deliver the Final Space Plan to Landlord for Landlord's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Landlord to Tenant no later than five (5) days after Landlord's receipt of such Final Space Plan. If Landlord reasonably disapproves of any portion of the Final Space Plan, the parties shall meet, within five (5) days after Landlord's disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord. The Architect shall then revise the Final Space Plan to the form agreed upon in such meeting and Landlord shall then approve or reasonably disapprove the revised Final Space Plan no later than two (2) days after Landlord's receipt of such revised Final Space Plan. If Landlord shall again reasonably disapprove the revised Final Space Plan, the parties will revise and review

                                    EXHIBIT B

Space Plan again in accordance with the procedure set forth above until Landlord's reasonable approval is obtained.

     3.3 Final Working Drawings. Landlord, the Architect and the Engineers shall
         ----------------------
complete the architectural and engineering drawings for the Expansion Space, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Tenant for Tenant's approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Tenant to Landlord no later than five (5) days after Tenant's receipt of such Final Working Drawings. If Tenant reasonably disapproves of any portion of the Final Working Drawings, the parties shall meet, within five (5) days after Tenant's disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Tenant. The Architect shall then revise the Final Working Drawings to the form agreed upon in such meeting. Tenant shall then approve the revised Final Working Drawings no later than two (2) days after Tenant's receipt of such revised Final Working Drawings. If Tenant shall again reasonably disapprove the revised Final Working Drawings, the parties will revise and review the Final Working Drawings again in accordance with the procedure set forth above until Tenant's reasonable approval is obtained. The Final Working Drawings, as approved by Tenant, may be referred to herein as the "Approved Working Drawings."

     3.4 Approved Working Drawings. Landlord shall submit the Approved Working
         -------------------------
Drawings to the appropriate governmental entities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Improvements (the "Permits"). If Tenant desires any change, modification or alteration in the Approved Working Drawings, Tenant must first obtain the reasonable prior written consent of Landlord, provided that in the event such change will directly or indirectly delay the Substantial Completion of the Expansion Space, such change will be a Tenant Delay pursuant to Section 5.2.5 below and further provided that Landlord may not refuse to consent to such change order solely on the basis that such change order will increase the cost of the Improvements. Prior to commencing any change requested by Tenant to the Approved Working Drawings, Landlord shall prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") setting forth the additional time required to perform the change and the total cost of such change, which shall include associated architectural, engineering and Contractor's fees. If Tenant fails to approve such Change Order in writing within two (2) business days after such delivery by Landlord, Tenant shall be deemed to have withdrawn the Change Order and Landlord shall not proceed to perform the change.

     3.5 Time Deadlines. Landlord and Tenant shall cooperate with (i) the
         --------------
Architect, the Engineers, and one another to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the "Cost Proposal," as that term is defined in Section 4.2, below, in accordance with the dates set forth herein. Landlord and Tenant shall meet on a weekly basis to discuss their progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Tenant Work Letter are referred to herein as the "Time Deadlines." Landlord and Tenant agree to comply with the Time Deadlines.

                                    SECTION 4

                     CONSTRUCTION OF THE TENANT IMPROVEMENTS
                     ---------------------------------------

     4.1 Contractor. The contractor which shall construct the Improvements shall
         ----------
be a contractor selected pursuant to the following procedure. The Final Working Drawings shall be submitted by Landlord to two (2) general contractors selected by Landlord, provided that Landlord will endeavor to bid to three (3) contractors, depending upon availability of qualified and acceptable contractors capable of performing the work in accordance with Landlord's time schedule. Landlord will give Tenant written notice of the names of the contractors selected by Landlord and Tenant shall have the right to reasonably disapprove any of the contractors by giving Landlord written notice thereof within two (2) days following Tenant's receipt of the names of such contractors, which notice shall specify the reasons for Tenant's disapproval (Tenant's failure to give such disapproval notice to Landlord with such two (2) day period shall constitute Tenant's approval of the contractors). Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the

                                    EXHIBIT B

Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Improvements. The contractors will be required to competitively bid all subtrades. Tenant shall be entitled to review the bids received by Landlord. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. Landlord shall select the contractor who shall be the lowest bidder and who states that it will be able to meet Landlord's construction schedule. The contractor selected may be referred to herein as the "Contractor". Landlord shall cause the Improvements to be constructed in accordance with the Approved Working Drawings and no changes shall be made without Tenant's consent (unless such changes are required by a building inspector or another governmental authority or legal requirement).

     4.2 Cost Proposal. After the Approved Working Drawings are approved by
         -------------
Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all items necessary to construct the Improvements including both hard and soft costs and the Landlord Supervision Fee, including any amounts already disbursed by Landlord or in the process of being disbursed by Landlord (the "Cost Proposal"). Landlord does not guaranty the accuracy of the Cost Proposal. Notwithstanding the foregoing, portions of the cost of the Improvements may be delivered to Tenant as such portions of the Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the "Partial Cost Proposal"). Tenant shall either (i) approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within three (3) business days of receipt of the same), or (ii) notify Landlord within five (5) business days after Tenant's receipt of the Cost Proposal (or Partial Cost Proposal, as the case may be) that Tenant desires to revise the Approved Working Drawings to reduce the amount of the Cost Proposal (or Partial Cost Proposal, as the case may be), in which case such changes shall be made to the Approved Working Drawings only in accordance with Section 3.4 above and the revised Working Drawings shall be provided to the Contractor for repricing whereupon Landlord shall revise the Cost Proposal (or Partial Cost Proposal, as the case may be) for Tenant's approval. This procedure shall be repeated until the Cost Proposal (or Partial Cost Proposal, as the case may be) is approved by Tenant. The date by which Tenant has approved the Cost Proposal, or the last Partial Cost Proposal, as the case may be, shall be known hereafter as the "Cost Proposal Delivery Date." The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal. All costs expended in connection with the construction of the Improvements shall be submitted to Tenant for approval in accordance with this Section 4.2.

     4.3 Construction of Improvements by Landlord's Contractor under the
         ---------------------------------------------------------------
Supervision of Landlord.
-----------------------

         4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date,
               ---------------------
Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance
Amount") equal to the difference between (i) the amount of the Cost Proposal and
(ii) the amount of the Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord after disbursement of the Improvement Allowance. In the event that after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition, upon Landlord's determination of the actual costs incurred by or on behalf of Landlord for the Construction Costs, Tenant shall pay Landlord the amount, if any, by which such actual costs exceed the sum of the Improvement Allowance and the Over-Allowance Amount within fifteen (15) days after being billed therefor, or Landlord may, at its election, require that Tenant deposit with Landlord the full amount of such excess prior to Landlord's delivery of the applicable portion of the Expansion Space to Tenant. No portion of the Improvement Allowance shall be used to pay Tenant or Tenant's agents, contractors or employees, unless and until Landlord's contractors and any other persons and entities employed by or under contract with Landlord have been paid in full. Any unused portion of the Over-Allowance Amount will be returned to Tenant promptly after completion of the Improvements and the receipt of all invoices.

         4.3.2 Landlord Supervision. Landlord shall independently retain
               --------------------
Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord

                                   EXHIBIT B

(or its agent) in an amount equal to the product of (i) five percent (5%) and
(ii) the Construction Costs up to $250,000; plus the product of (a) four percent (4%) and (b) any Construction Costs from $250,001 to $500,000; plus the product of (1) three percent (3%) and (2) any Construction Costs above $500,000.

         4.3.3 Contractor's Warranties and Guaranties. Landlord hereby assigns
               --------------------------------------
to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements (excluding any gross negligence or willful misconduct of Landlord, which Landlord will be liable for so long as such amounts are not covered by insurance maintained by Tenant or required to be maintained by Tenant pursuant to the Lease). Such warranties and guaranties of Contractor shall guarantee that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one
(1) year from the date of completion thereof.

     4.4 Phased Construction/Abatement Period. Tenant shall be entitled to elect
         ------------------------------------
either (a) to have Landlord construct the Improvements in Suites 101, 102 and M-100 after all such Suites are received by Tenant (collectively, the "First Floor Suites"), or (b) to wait until all portions of the Expansion Space are received and to have Landlord construct the Improvements (i) in the entire Expansion Space simultaneously or (ii) in two (2) phases, one (1) phase being the First Floor Suites and the other phase being Suite 310, in order to permit Tenant to conduct business in the portion not under construction (for example, construction may proceed in the First Floor Suites while Tenant conducts business in Suite 310, and once construction in the First Floor Suites is complete, construction in Suite 310 would commence and Tenant would conduct business in the First Floor Suites). Tenant shall provide written notice to Landlord stating which of the foregoing options Tenant elects, and the proposed dates for commencement of construction of the Improvements, which notice may be delivered at any time after Landlord's delivery of the First Floor Suites through the date which is ten (10) days after Landlord's delivery of the last portion of the Expansion Space being added pursuant to this Amendment. After Tenant's delivery of such notice to Landlord, Landlord shall exercise all due diligence to commence and complete construction as soon as practicable. During the construction of Improvements in the first Floor Suites and/or Suite 310, as applicable, Tenant's obligation to pay Base Rent for the portion of the Expansion Space under construction (i.e., the First Floor Suites and/or Suite 310, as applicable) shall be abated. The abatement period will commence as of the date physical construction of Improvements (as opposed to space planning and design) begins in any portion of the First Floor Space and/or Suite 310, as applicable, and shall end as to the First Floor Space and/or Suite 310, as applicable, on the date such portion of the Expansion Space is "Substantially Completed" (subject to the provisions of Section 5.2 below) as defined in
Section 5.1 below ("Abatement Period"). Depending upon the scope of work to be performed, Landlord may require that Tenant vacate the applicable portion(s) of the Expansion Space during the Abatement Period in order to facilitate the construction process; provided that Landlord and Tenant will cooperate to minimize interference with Tenant's business operations so long as any compromises or other concessions do not delay the Substantial Completion of the Improvements.


                                    SECTION 5

                         COMPLETION OF THE IMPROVEMENTS;
                         -------------------------------
                           EXPANSION COMMENCEMENT DATE
                           ---------------------------

     5.1 Ready for Occupancy. For purposes of this Lease, "Substantial
         -------------------
Completion" of the First Floor Suites and/or Suite 310, as applicable, shall occur upon completion of construction of the Improvements in the First Floor Suites and/or Suite 310, as applicable, pursuant to the Approved Working Drawings, with the exception of any punch list items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, together with a sign off by the building inspector or the issuance of a temporary certificate of occupancy (to the extent such items are required given the scope of the Improvements constructed in the First Floor Suites and/or Suite 310, as applicable).

     5.2 Delay of Substantial Completion of the Expansion Space. Except as
         ------------------------------------------------------
provided in this Section 5, the applicable Abatement Period shall expire as set forth in Section 4.4 above. If there shall be a delay or there are delays in the Substantial Completion of the First Floor Suites and/or Suite 310, as applicable, as reasonably determined by the Architect or in the occurrence of any of the other conditions precedent to the Substantial Completion of the Improvements therein,

                                    EXHIBIT B
as a direct, indirect, partial, or total result of any of the following (collectively, "Tenant Delays"):

         5.2.1 Tenant's failure to comply with the Time Deadlines;

         5.2.2 Tenant's failure to timely approve any matter requiring Tenant's approval;

         5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

         5.2.4 Tenant's request for changes in the Approved Working Drawings;

         5.2.5 Tenant's requirement for materials, components, finishes or improvements which are not available in a reasonable time which are different from, or not included in, the Standard Improvement Package;

         5.2.6 Changes to the Base, Shell and Core work required by the Approved Working Drawings to the extent such changes are due to Tenant's particular use of the Premises and would not typically be found in general office space, but excluding delays caused by Necessary Mezzanine Changes; or

         5.2.7 Any other acts or omissions of Tenant, or its agents, or employees (provided that as to a Tenant Delay pursuant to this section 5.2.7, Landlord shall provide written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay pursuant to this
Section 5.2.7, and if such action or inaction is not cured within one (1) day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the construction of the Improvements was in fact delayed as a result of such action or inaction);

then, notwithstanding anything to the contrary set forth in this Amendment and regardless of the actual date of the Substantial Completion of the First Floor Suites and/or Suite 310, as applicable, the date of expiration of the Abatement Period shall be deemed to be the date Substantial Completion of the First Floor Suites and/or Suite 310, as applicable, would have occurred if no Tenant Delays, as set forth above, had occurred.

                                    SECTION 6

                                  MISCELLANEOUS
                                  -------------

     6.1 Tenant's Entry Into the Expansion Space Prior to Substantial
         ------------------------------------------------------------
Completion. Provided that Tenant and its agents do not interfere with, or delay,
----------
Contractor's work in the Building and the Expansion Space, Landlord shall allow Tenant access to the portion of the Expansion Space under construction during the construction of the Improvements therein and prior to the Substantial Completion of such portion of the Expansion Space for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in such portion of the Expansion Space. Prior to Tenant's entry into such portion of the Expansion Space as permitted by the terms of this
Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Space and against injury to any persons caused by Tenant's actions pursuant to this
Section 6.1.

     6.2 Tenant's Representative. Tenant has designated Peter Seidenberg as its
         -----------------------
sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

     6.3 Landlord's Representative. Landlord has designated Rick Jones of PM
         -------------------------
Realty Group as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

     6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise
         ----------------------------------------------
indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given

                                    EXHIBIT B
or the item is not delivered within the stated time period, at Landlord's sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

     6.5 Tenant's Lease Default. Notwithstanding any provision to the contrary
         ----------------------
contained in the Lease, if an event of default as described in Section 17.1 of the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

     6.6 Tenant's Agents. All of Tenant's agents, contractors, and
         ---------------
subcontractors performing work in, or in connection with, the Expansion Space (collectively as "Tenant's Agents"), shall be subject to Landlord's reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Building or if required by law or any agreement to which Landlord is bound, shall be union labor.

     6.7 Insurance Requirements. All of Tenant's Agents shall carry liability
         ----------------------
and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 9.3 of the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord's contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Landlord. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

                                    EXHIBIT B
                                       -7-